Filed Pursuant to Rule 424(b)(2)

Registration No. 333-216286

Pricing Supplement dated September 20, 2018 (To Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes (Structured Notes)

$3,848,000 Contingent Coupon Autocallable Notes Linked to the Lowest Performing of the Common Stock of Constellation Brands, Inc., American Airlines Group Inc., and Johnson & Johnson due September 28, 2020

We, Canadian Imperial Bank of Commerce (the “Bank” or “CIBC”), are offering $3,848,000 aggregate principal amount of our Contingent Coupon Autocallable Notes Linked to the Lowest Performing of the Common Stock of Constellation Brands, Inc., American Airlines Group Inc., and Johnson & Johnson due September 28, 2020 (CUSIP 13605WMJ7 / ISIN US13605WMJ70) (the “Notes”). The Notes are senior unsecured debt securities of CIBC that do not pay interest at a specified rate, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described in this pricing supplement. Whether the Notes pay a quarterly contingent coupon, whether the Notes are automatically called prior to maturity and, if they are not automatically called, whether you are repaid the Principal Amount of your Notes at maturity will depend in each case upon the Closing Price of the Lowest Performing of the common stock of Constellation Brands, Inc., American Airlines Group Inc., and Johnson & Johnson (each a “Reference Asset” and together the “Reference Assets”) on the relevant Valuation Date. The Lowest Performing Reference Asset on any Valuation Date is the Reference Asset that has the lowest Closing Price on that Valuation Date as a percentage of its Initial Price.

The Notes provide quarterly Contingent Coupon Payments at a rate of 2.35% (9.40% per annum) until the earlier of maturity or automatic call if, and only if, the Closing Price of the Lowest Performing Reference Asset on the applicable quarterly Valuation Date is greater than or equal to its Coupon Barrier Price. However, if the Closing Price of the Lowest Performing Reference Asset on a Valuation Date is less than its Coupon Barrier Price, you will not receive any Contingent Coupon Payment for the relevant quarterly period. If the Closing Price of the Lowest Performing Reference Asset is less than its Coupon Barrier Price on every Valuation Date, you will not receive any Contingent Coupon Payments throughout the entire term of the Notes.

If the Notes have not been previously called, the amount that you will be paid on your Notes at maturity will depend on the performance of the Reference Assets and will be calculated as follows:

•                   If the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is greater than or equal to its Principal Barrier Price: (i) the Principal Amount plus (ii) the Contingent Coupon Payment for the Maturity Date.

•                   If the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Price: the Physical Delivery Amount in shares of the Lowest Performing Reference Asset, or, at our election, the cash value of those shares.

If the Closing Price of the Lowest Performing Reference Asset on any quarterly Valuation Date on or after March 20, 2019, other than the Final Valuation Date, is greater than or equal to its Autocall Barrier Price, we will automatically call the Notes and pay you on the applicable Call Payment Date your initial investment of $1,000 per Note plus the applicable Contingent Coupon Payment for that Valuation Date and no further amounts will be owed to you. If, as of the Maturity Date, the Notes have not been called, investors may have downside market exposure to the Reference Assets. Even with any Contingent Coupon Payments, the return on the Notes could be negative.

The Notes will be issued in the denomination of $1,000 and integral multiples of $1,000 in excess thereof.

The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange or automated quotation system.

The Notes are unsecured obligations of CIBC and any payment on the Notes is subject to the credit risk of CIBC. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these Notes or determined if this pricing supplement or the accompanying Prospectus Supplement and Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See “Additional Risk Factors” beginning on page PRS-21 of this pricing supplement, and “Risk Factors” beginning on page S-1 of the accompanying Prospectus Supplement and page 1 of the Prospectus.

	Initial Issue Price(1)	Price to Public(1)	Agent’s Commission(1)(2)	Proceeds to Issuer
Per Note	$1,000.00	100.00%	3.00%	97.00%
Total	$3,848,000.00	$3,848,000.00	$115,440.00	$3,732,560.00

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $970.00 and $1,000.00 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such accounts based on the amount of assets held in those accounts, including the Notes.

(2)          CIBC World Markets Corp. (“CIBCWM”) will receive commissions from the Issuer of 3.00% of the principal amount of the Notes, or $30.00 per $1,000 principal amount. CIBCWM will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The commission received by CIBCWM will be equal to the selling concession paid to such dealers.

The initial estimated value of the Notes on the Trade Date as determined by the Bank is $945.60 per $1,000 principal amount of the Notes, which is less than the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on September 27, 2018 against payment in immediately available funds.

CIBC World Markets

ABOUT THIS PRICING SUPPLEMENT

You should read this pricing supplement together with the Prospectus dated March 28, 2017 (the “Prospectus”) and the Prospectus Supplement dated March 28, 2017 (the “Prospectus Supplement”), relating to our Senior Global Medium-Term Notes (Structured Notes), of which these Notes are a part, for additional information about the Notes. Information in this pricing supplement supersedes information in the Prospectus Supplement and Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the Prospectus Supplement or the Prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying Prospectus Supplement and the accompanying Prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying Prospectus Supplement and the accompanying Prospectus, and in the documents referred to in this pricing supplement, the Prospectus Supplement and the Prospectus and which are made available to the public. We, CIBCWM and our other affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We and CIBCWM are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying Prospectus Supplement, nor the accompanying Prospectus constitutes an offer, or an invitation on behalf of us or CIBCWM, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                  Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017 filed with the SEC on March 28, 2017: https://www.sec.gov/Archives/edgar/data/1045520/000110465917019619/a17-8647_1424b3.htm

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SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the Prospectus Supplement dated March 28, 2017 and the Prospectus dated March 28, 2017, each filed with the SEC. See “About This Pricing Supplement” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce (the “Issuer” or the “Bank”)

Type of Note:	Contingent Coupon Autocallable Notes Linked to the Lowest Performing of the Common Stock of Constellation Brands, Inc., American Airlines Group Inc., and Johnson & Johnson due September 28, 2020

Reference Assets:	Common stock of Constellation Brands, Inc. (ticker “STZ UN EQUITY”), American Airlines Group Inc. (ticker “AAL UW EQUITY”), and Johnson & Johnson (ticker “JNJ UN EQUITY”)

CUSIP/ISIN:	CUSIP: 13605WMJ7 / ISIN: US13605WMJ70

Minimum Investment:	$1,000 (one Note)

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.

Principal Amount:	$1,000 per Note

Aggregate Principal Amount of Notes:	$3,848,000

Currency:	U.S. Dollars

Trade Date:	September 20, 2018

Original Issue Date:	September 27, 2018

Final Valuation Date:	September 21, 2020, subject to postponement as described below under “Certain Terms of the Notes—Market Disruption Events.”

Maturity Date:

September 28, 2020. The Maturity Date is subject to the Call Feature and may be postponed upon the occurrence of a Market Disruption Event as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

Contingent Coupon Payment:

On each Contingent Coupon Payment Date, you will receive payment at a per annum rate equal to the Contingent Coupon Rate (a “Contingent Coupon Payment”) if, and only if, the Closing Price of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Price.

If the Closing Price of the Lowest Performing Reference Asset on any Valuation Date is less than its Coupon Barrier Price, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date. If the Closing Price of the Lowest Performing Reference Asset is less than its Coupon Barrier Price on all quarterly Valuation Dates, you will not receive any Contingent Coupon Payments over the term of the Notes.

Each quarterly Contingent Coupon Payment, if any, will be calculated per Note as follows: $1,000 × Contingent Coupon Rate × (90/360). Any Contingent Coupon Payments will be rounded to the nearest cent, with one-half cent rounded upward.

Contingent Coupon Rate:	9.40% per annum (2.35% payable quarterly in arrears).

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Coupon Barrier Price:

The “Coupon Barrier Price” for each Reference Asset is:

•                  With respect to the common stock of Constellation Brands, Inc.: $131.14 (60% of its Initial Price, rounded to two decimal places).

•                  With respect to the common stock of American Airlines Group Inc. : $25.13 (60% of its Initial Price, rounded to two decimal places).

•                  With respect to the common stock of Johnson & Johnson: $85.19 (60% of its Initial Price, rounded to two decimal places).

Valuation Dates:

December 20, 2018, March 20, 2019, June 20, 2019, September 20, 2019, December 20, 2019, March 20, 2020, June 22, 2020, and September 21, 2020, which we refer to as the “Final Valuation Date,” or, if such day is not a Trading Day, the following Trading Day.

The Valuation Dates may be delayed by the occurrence of a Market Disruption Event. See “Certain Terms of the Notes—Market Disruption Events” in this pricing supplement.

Contingent Coupon Payment Dates:

The fifth Business Day following the related Valuation Date. The Maturity Date is the Contingent Coupon Payment Date with respect to the Final Valuation Date.

The Contingent Coupon Payment Date will be postponed by the same number of Business Days as the applicable Valuation Date if a Market Disruption Event (as defined below) occurs or is continuing as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

Lowest Performing Reference Asset:	On any Valuation Date, the “Lowest Performing Reference Asset” is the Reference Asset that has the lowest Closing Price on that date as a percentage of its Initial Price.

Call Feature:

If the Closing Price of the Lowest Performing Reference Asset on any Valuation Date on or after March 20, 2019, other than the Final Valuation Date, is greater than or equal to its Autocall Barrier Price (as defined below), we will automatically call the Notes and pay you on the applicable Call Payment Date the Principal Amount plus the applicable Contingent Coupon Payment for that Valuation Date and no further amounts will be owed to you.

If the Notes are automatically called, they will cease to be outstanding on the related Call Payment Date and you will have no further rights under the Notes after such Call Payment Date. You will not receive any notice from us if the Notes are automatically called.

Autocall Barrier Price

The “Autocall Barrier Price” for each Reference Asset is:

•                  With respect to the common stock of Constellation Brands, Inc.: $218.57 (100% of its Initial Price).

•                  With respect to the common stock of American Airlines Group Inc.: $41.89 (100% of its Initial Price).

•                  With respect to the common stock of  Johnson & Johnson: $141.98 (100% of its Initial Price).

Call Payment Date:

A “Call Payment Date” means the Contingent Coupon Payment Date following the relevant Valuation Date.

The Call Payment Date will be postponed by the same number of Business Days as the applicable Valuation Date if a Market Disruption Event occurs or is continuing as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

Payment at Maturity:	If the Notes have not been previously called, the Payment at Maturity will be based on

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the performance of the Lowest Performing Reference Asset on the Final Valuation Date and will be calculated as follows:

•                  If the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is greater than or equal to its Principal Barrier Price, then the Payment at Maturity will equal:

Principal Amount + Contingent Coupon Payment for the Maturity Date

•                  If the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Price, then the Payment at Maturity will be the Physical Delivery Amount in shares of the Lowest Performing Reference Asset, or at our election, the cash value of those shares, which is equal to the Physical Delivery Amount of the Lowest Performing Reference Asset multiplied by its Final Price. If we exercise our option to pay in cash, we will give notice of our election at least one Business Day before the Final Valuation Date.

If the Final Price of the Lowest Performing Reference Asset is less than its Principal Barrier Price, you will receive shares of the Lowest Performing Reference Asset or the cash value of those shares, which is expected to be worth substantially less than the Principal Amount of the Notes as of the Final Valuation Date, and you could lose up to 100% of the Principal Amount. Even with any Contingent Coupon Payments, the return on the Notes could be negative.

Physical Delivery Amount:

A number of shares of the Lowest Performing Reference Asset calculated by dividing the Principal Amount by the Initial Price of the Lowest Performing Reference Asset. Fractional shares will be paid in cash based on the Final Price of the Lowest Performing Reference Asset.

Principal Barrier Price:

The “Principal Barrier Price” for each Reference Asset is:

•                  With respect to the common stock of  Constellation Brands, Inc.: $131.14 (60% of its Initial Price, rounded to two decimal places).

•                  With respect to the common stock of American Airlines Group Inc.: $25.13 (60% of its Initial Price, rounded to two decimal places).

•                  With respect to the common stock of Johnson & Johnson: $85.19 (60% of its Initial Price, rounded to two decimal places).

Initial Price:

•                  With respect to the common stock of Constellation Brands, Inc.: $218.57, its Closing Price on the Trade Date.

•                  With respect to the common stock of American Airlines Group Inc.: $41.89, its Closing Price on the Trade Date.

•                  With respect to the common stock of Johnson & Johnson: $141.98, its Closing Price on the Trade Date.

Final Price:	The “Final Price” of each Reference Asset will be the Closing Price of such Reference Asset on the Final Valuation Date.

Closing Price:

For any date of determination, the “Closing Price” of each Reference Asset will be the closing price of such Reference Asset published on the applicable Bloomberg page or any successor page on Bloomberg or any successor service, as applicable. In certain special circumstances, the Closing Price will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “Certain Terms of the Notes—Unavailability of the Price of the Reference Assets on a Valuation Date,” “Certain Terms of the Notes—Market Disruption Events” and “Appointment of Independent Calculation Experts” in this pricing supplement.

The applicable Bloomberg pages for the Reference Assets as of the date of this pricing

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supplement are: • STZ UN EQUITY; • AAL UW EQUITY; and • JNJ UN EQUITY.

Principal at Risk:

You may lose all or a substantial portion of your Principal Amount at maturity if the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is below its Principal Barrier Price.

Calculation Agent:

Canadian Imperial Bank of Commerce. We may appoint a different Calculation Agent without your consent and without notifying you.

All determinations made by the Calculation Agent will be at its sole discretion, and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the Notes will be rounded at the Calculation Agent’s discretion. The Calculation Agent will have no liability for its determinations.

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Fees and Expenses:

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risk Factors—The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices” in this pricing supplement.

Trading Day:	A “Trading Day” means a day on which the principal trading market for each of the Reference Assets is open for trading.

Business Day:

A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or order to close in New York or Toronto.

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Use of Proceeds:	General corporate purposes.

Certain U.S. Benefit Plan Investor Considerations:	For a discussion of benefit plan investor considerations, please see “Certain U.S. Benefit Plan Investor Considerations” in the accompanying Prospectus.

Clearance and Settlement:

We will issue the Notes in the form of a fully registered global note registered in the name of the nominee of DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in the accompanying Prospectus Supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture.

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Terms Incorporated:	All of the terms appearing under the caption “Description of the Notes We May Offer” beginning on page S-7 of the accompanying Prospectus Supplement, as modified by this pricing supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 100% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

•                  You seek an investment with quarterly Contingent Coupon Payments at a rate of 2.35% (9.40% per annum) until the earlier of maturity or automatic call, if, and only if, the Closing Price of the Lowest Performing Reference Asset on the applicable Valuation Date is greater than or equal to its Coupon Barrier Price.

•                  You are willing to receive shares of the Lowest Performing Reference Asset in a value that is substantially less than the Principal Amount of the Notes if the Notes are not called and the Final Price of the Lowest Performing Reference Asset is less than its Principal Barrier Price.

•                  You are willing to accept the risk that you may not receive any Contingent Coupon Payment on one or more, or any, quarterly Contingent Coupon Payment Dates over the term of the Notes and may lose up to 100% of the Principal Amount of the Notes at maturity.

•                  You understand that the Notes may be automatically called prior to maturity and that the term of the Notes may be as short as approximately three months, or you are otherwise willing to hold the Notes to maturity.

•                  You understand that the return on the Notes will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on each Valuation Date and that you will not benefit in any way from the performance of the better performing Reference Assets.

•                  You do not seek certainty of current income over the term of the Notes.

•                  You understand that the Notes are riskier than alternative investments linked to only one of the Reference Assets or linked to a basket composed of each Reference Asset.

•                  You understand and are willing to accept the full downside risks of the Lowest Performing Reference Asset.

•                  You are willing to forgo participation in any appreciation of any Reference Asset and dividends or other distributions thereon.

•                  You do not seek an investment for which there will be an active secondary market.

•                  You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•                  You are unwilling to receive shares of the Lowest Performing Reference Asset in a value that is substantially less than the Principal Amount of the Notes if the Notes are not called and the Final Price of the Lowest Performing Reference Asset is less than its Principal Barrier Price.

•                  You seek exposure to the upside performance of any or each Reference Asset.

•                  You require full payment of the Principal Amount of the Notes at maturity.

•                  You are unwilling to purchase the Notes with an estimated value as of the Trade Date that is lower than the Principal Amount.

•                  You seek certainty of current income over the term of the Notes.

•                  You seek exposure to a basket composed of the Reference Assets or a similar investment in which the overall return is based on a blend of the performances of the Reference Assets, rather than solely on the Lowest Performing Reference Asset.

•                  You seek a security with a fixed term.

•                  You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing up to 100% of your initial investment.

•                  You seek a liquid investment or are unable or unwilling to hold the Notes to maturity.

•                  You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ below for risks related to an investment in the Notes.

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CERTAIN TERMS OF THE NOTES

Payments of Principal and Interest

In the event that the stated Maturity Date is not a Business Day, then relevant repayment of principal will be made on the first following Business Day.

We describe payments as being based on a “day count fraction” of “30/360, unadjusted.” This means that the number of days in each Contingent Coupon Payment period will be based on a 360-day year of twelve 30-day months (“30/360”) and that the number of days in each Contingent Coupon Payment period will not be adjusted if a Contingent Coupon Payment Date falls on a day that is not a Business Day (“unadjusted”). We will pay any interest payable on any Contingent Coupon Payment Date other than the Maturity Date to the persons in whose names the Notes are registered at the close of business one Business Day prior to such Contingent Coupon Payment Date.

If any Contingent Coupon Payment Date or Call Payment Date falls on a day that is not a Business Day (including any Contingent Coupon Payment Date that is also the Maturity Date), the relevant Contingent Coupon Payment Date or Call Payment Date will be the first following Business Day.

Unavailability of the Price of the Reference Assets on a Valuation Date

If any Reference Asset’s listing is withdrawn from the principal national securities exchange on which it is listed for trading and such Reference Asset is not listed on any national exchange, or trading on such Reference Asset is terminated on or prior to any Valuation Date, then the Closing Price for such Reference Asset on that date will be determined by the Calculation Agent. In determining the Closing Price for such Reference Asset on that date, the Calculation Agent may consider any relevant information, including, without limitation, information consisting of relevant market data in the relevant market supplied by one or more third parties or internal sources including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market.

Market Disruption Events

If a Market Disruption Event in respect of any Reference Asset occurs or is continuing on any scheduled Valuation Date, then such Valuation Date will be postponed for each Reference Asset to the first succeeding day that is a Trading Day for each Reference Asset and on which a Market Disruption Event has not occurred and is not continuing for any Reference Asset. If a Market Disruption Event in respect of any Reference Asset occurs or is continuing on each Trading Day to and including the seventh Trading Day following the Valuation Date, the Closing Price of each Reference Asset will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that seventh Trading Day, regardless of the occurrence or continuation of a Market Disruption Event in respect of one or more Reference Assets on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Price of each affected Reference Asset that would have prevailed in the absence of the Market Disruption Event in respect of such Reference Asset. No interest will accrue as a result of delayed payment. In the event the Final Valuation Date is postponed as a result of a Market Disruption Event, the Maturity Date shall be five Business Days after the Final Valuation Date, as so postponed.

A “Market Disruption Event” means any event, circumstance or cause which the Bank determines, and the Calculation Agent confirms, has or will have a material adverse effect on the ability of the Bank to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to any of the Reference Assets:

•                  a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the Calculation Agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the Calculation Agent;

•                  any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the security in its primary market;

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•                  the closure on any day of the primary market for that security on a scheduled Trading Day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled Trading Day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled Trading Day for such primary market;

•                  any scheduled Trading Day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•                  any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” below.

Anti-Dilution Adjustments Relating to the Reference Assets

If any of the dilution events described below occurs with respect to any of the Reference Assets, the Calculation Agent will adjust the Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount for such Reference Asset.

The Calculation Agent will adjust the relevant Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount as described below, but only if an event below under this section occurs with respect to one or more of the Reference Assets and only if the relevant event occurs during the period described under the applicable subsection. The respective Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect a Reference Asset.

If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount of a particular Reference Asset, the Calculation Agent will adjust that Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Therefore, having adjusted the Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount for the first event, the Calculation Agent will adjust the Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount for the second event, applying the required adjustment to the Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount as already adjusted for the first event, and so on for each event. If an event requiring an anti-dilution adjustment occurs, the Calculation Agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to your note, that results solely from that event. The Calculation Agent may, in its sole discretion, make additional adjustments or adjustments that differ from those described below to a Reference Asset if the Calculation Agent determines in good faith and a commercially reasonable manner that the adjustment is appropriate to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.

If one of the Reference Assets is subject to a stock split or receives a stock dividend, then the Calculation Agent will adjust the Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount of such Reference Asset by dividing its prior Initial Price, Coupon Barrier Price, Autocall Barrier Price, and Principal Barrier Price—that is, the Initial Price, Coupon Barrier Price, Autocall Barrier Price, and Principal Barrier Price before the stock split or stock dividend—by the number equal to: (1) the number of shares of such Reference Asset outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of such Reference Asset outstanding immediately before the stock split or stock dividend becomes

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effective. The Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount will not be adjusted, however, unless:

•                  in the case of a stock split, the first day on which such Reference Asset trades without the right to receive the stock split occurs after the Trade Date and on or before the applicable Valuation Date; or

•                  in the case of a stock dividend, the ex-dividend date occurs after the Trade Date and on or before the applicable Valuation Date.

The ex-dividend date for any dividend or other distribution with respect to such Reference Asset is the first day on which such Reference Asset trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If one of the Reference Assets is subject to a reverse stock split, then the Calculation Agent will adjust the Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount of such Reference Asset by multiplying its prior Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount by a number equal to: (1) the number of shares of such Reference Asset outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of such Reference Asset outstanding immediately after the reverse stock split becomes effective. The Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount will not be adjusted, however, unless the reverse stock split becomes effective after the Trade Date and on or before the applicable Valuation Date.

Extraordinary Dividends

Any distribution or dividend on one of the Reference Assets determined by the Calculation Agent to be a distribution or dividend that is not in the ordinary course of the issuer’s historical dividend practices will be deemed to be an extraordinary dividend. The Calculation Agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.

If any extraordinary dividend occurs with respect to one of the Reference Assets, the Calculation Agent will adjust the Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount of such Reference Asset to equal the product of: (1) its prior Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount, times (2) a fraction, the numerator of which is the amount by which the closing price of such Reference Asset on the Business Day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing price of such Reference Asset on the Business Day before the ex-dividend date. The Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount will not be adjusted, however, unless the ex-dividend date occurs after the Trade Date and on or before the applicable Valuation Date.

The extraordinary dividend amount with respect to an extraordinary dividend for such Reference Asset equals:

•                  for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of such Reference Asset minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for such Reference Asset; or

•                  for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent. A distribution on one of the Reference Assets that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to its Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount

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only as described under “—Stock Splits and Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the issuer of one of the Reference Assets issues transferable rights or warrants to all holders of such Reference Asset to subscribe for or purchase such Reference Asset at an exercise price per share that is less than the closing price of such Reference Asset on the Business Day before the ex-dividend date for the issuance, then the Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount of such Reference Asset will be adjusted by multiplying the prior Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount by the following fraction:

•                  the numerator will be the number of shares of such Reference Asset outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of such Reference Asset that the aggregate offering price of the total number of shares of such Reference Asset so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the Business Day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the Business Day before that ex-dividend date.

•                  the denominator will be the number of shares of such Reference Asset outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of such Reference Asset offered for subscription or purchase under those transferable rights or warrants.

The Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and Physical Delivery Amount will not be adjusted, however, unless the ex-dividend date described above occurs after the Trade Date and on or before the applicable Valuation Date.

Reorganization Events

If the issuer of one of the Reference Assets undergoes a reorganization event in which property other than such Reference Asset—e.g., cash and securities of another issuer—is distributed in respect of such Reference Asset, then, for purposes of calculating the level of such Reference Asset, the Calculation Agent will determine the closing price of such Reference Asset on the Valuation Date to equal the value of the cash, securities and other property distributed in respect of one share of such Reference Asset.

If the Calculation Agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the Calculation Agent will, in its sole discretion, substitute another stock for that Reference Asset.

Each of the following is a reorganization event with respect to any of the Reference Assets:

•                  the Reference Asset is reclassified or changed;

•                  the issuer of the Reference Asset, or any surviving entity or subsequent surviving entity of the issuer of the Reference Asset (a “Successor Entity”) has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•                  a statutory share exchange of the issuer of the Reference Asset or any Successor Entity involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•                  the issuer of the Reference Asset sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•                  the issuer of the Reference Asset effects a spin-off—that is, issues to all holders of the Reference Asset equity securities of another issuer, other than as part of an event described in the four bullet points above;

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•                  the issuer of the Reference Asset is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•                  another entity completes a tender or exchange offer for all of the outstanding stock of the issuer of the Reference Asset.

Valuation of Distribution Property

If a reorganization event occurs with respect to one of the Reference Assets, and the Calculation Agent does not substitute another stock for such Reference Asset as described in “—Substitution” below, then the Calculation Agent will determine the applicable Closing Price on each Valuation Date so as to equal the value of the property—whether it be cash, securities or other property—distributed in the reorganization event in respect of one share of such Reference Asset, as such Reference Asset existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The Calculation Agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the Trade Date and on or before the applicable Valuation Date.

For the purpose of making a determination required by a reorganization event, the Calculation Agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the Calculation Agent will use the closing price for the security on the relevant date. The Calculation Agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the relevant Reference Asset may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent in its sole discretion.

If a reorganization event occurs and the Calculation Agent adjusts the closing price of the affected Reference Asset on a Valuation Date to equal the value of the distribution property distributed in the event, as described above, the Calculation Agent will make further determinations for later events that affect the distribution property considered in determining the Closing Price. The Calculation Agent will do so to the same extent that it would make determinations if such Reference Asset were outstanding and were affected by the same kinds of events.

For example, if the issuer of one of the Reference Assets merges into another company and each share of such Reference Asset is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each Valuation Date the Closing Price of a share of such Reference Asset will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The Calculation Agent will further determine the common share component of such Closing Price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described above in “—Anti-Dilution Adjustments Relating to the Reference Asset” as if the common shares were such Reference Asset. In that event, the cash component will not be redetermined but will continue to be a component of the Closing Price.

When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of one of the Reference Assets or in respect of whatever securities whose value determines the Closing Price on a Valuation Date if any adjustment resulting from a reorganization event has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes such Reference Asset in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the relevant Reference Asset as described above. Consequently when we refer to such Reference Asset in this pricing supplement, we mean any distribution property that is distributed in a reorganization event in respect of such Reference Asset. Similarly, when we refer to the issuer of such Reference Asset, we mean any successor entity in a reorganization event.

Substitution

If the Calculation Agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to one of the Reference Assets upon such Reference Asset becoming subject to a reorganization event, then the Calculation Agent will, in its sole discretion, substitute another stock for such

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Reference Asset. In such case, the adjustments described above in “—Valuation of Distribution Property” will not apply.

If the Calculation Agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange or quotation system as a substitute for such Reference Asset. For all purposes, the substitute stock will be deemed to be a stock for purposes hereof.

The Calculation Agent will determine, in its sole discretion, the Initial Price, Coupon Barrier Price, Autocall Barrier Price, Principal Barrier Price and/or the manner of valuation of the substitute stock. The Calculation Agent will have the right to make such adjustments to the calculation of the individual stock performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Alternative Anti-Dilution and Reorganization Adjustments

The Calculation Agent may elect at its discretion to not make any of the adjustments to the Initial Price or to the other terms of the Notes described in this section, but may instead make adjustments, in its discretion, to the Initial Price or any other terms of the Notes that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Reference Asset or any successor common stock. For example, if the Reference Asset is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on the Reference Asset by dividing the strike price by two, then the Calculation Agent may also elect to divide the Initial Price by two. In this case, the Initial Price will remain one. This adjustment would have the same economic effect on holders of the Notes as if the Initial Price had been adjusted.

If a reorganization event occurs and the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent may cause the Maturity Date of the Notes to be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated Maturity Date of the Notes.

Other Events

The Calculation Agent is empowered to make such adjustments to the terms of the Notes for other events not described above in its sole discretion.

Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Appointment of Independent Calculation Experts” below.

Appointment of Independent Calculation Experts

If a calculation or valuation described above under “—Unavailability of the Price of the Reference Assets on a Valuation Date,” “—Anti-Dilution Adjustments Relating to the Reference Assets” or “—Market Disruption Events” contemplated to be made by the Calculation Agent involves the application of material discretion and is not based on information or calculation methodologies compiled or utilized by, or derived from, independent third party sources, the Bank will appoint one or more calculation experts to confirm such calculation or valuation. Such calculation experts will be independent from the Bank and active participants in the financial markets in the relevant jurisdiction in which the affected Reference Asset is traded. Calculation experts will not assume any obligation or duty to, or any relationship of agency or trust for or with, the holders of the Notes or the Bank. Holders of the Notes will be entitled to rely on any valuation or calculations made by such calculation experts and such valuations or calculations will (except in the case of manifest error) be final and binding on the Bank, the Calculation Agent and the holders of the Notes. Calculation experts will not be responsible for good faith errors or omissions in the making of any such valuations or calculations. Calculation experts may, with the consent of the Bank, delegate any of their obligations and functions to a third party as they deem appropriate, but acting honestly and reasonably at all times. The valuations and calculations of calculation experts will be made available to the holders of the Notes upon request.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the section “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus) with respect to the Notes, the default amount payable will be equal to the Payment at Maturity, calculated as though the date of

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acceleration were the Maturity Date and the third Trading Day prior to the date of acceleration were the Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Senior Debt Securities—Events of Default” beginning on page 7 of the accompanying Prospectus.

Withholding

The Bank or the applicable paying agent will deduct or withhold from a payment on a Note any present or future tax, duty, assessment or other governmental charge that the Bank determines is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a Note will not be increased by any amount to offset such deduction or withholding.

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HYPOTHETICAL CONTINGENT COUPON PAYMENTS

Set forth below are three examples that illustrate how to determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on a quarterly Contingent Coupon Payment Date prior to the Maturity Date. The examples do not reflect any specific quarterly Contingent Coupon Payment Date. The following examples reflect a Contingent Coupon Rate of 9.40% per annum and assume the hypothetical Initial Prices, Coupon Barrier Prices, Autocall Barrier Prices and Closing Prices for each of the Reference Assets indicated in the examples. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The Closing Price of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to the Coupon Barrier Price and less than the Autocall Barrier Price. As a result, investors receive a Contingent Coupon Payment on the applicable quarterly Contingent Coupon Payment Date and the Notes are not automatically called:

	Common Stock of Constellation Brands, Inc. (STZ)	Common Stock of American Airlines Group Inc. (AAL)	Common Stock of Johnson & Johnson (JNJ)
Hypothetical Initial Price	100.00	125.00	150.00
Hypothetical Autocall Barrier Price	100.00	125.00	150.00
Hypothetical Coupon Barrier Price	60.00	75.00	90.00
Hypothetical Closing Price	100.00	110.00	110.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the relevant Valuation Date.

In this example, JNJ has the lowest hypothetical Closing Price as a percentage of its hypothetical Initial Price and is, therefore, the Lowest Performing Reference Asset on the relevant Valuation Date.

Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on the applicable quarterly Contingent Coupon Payment Date.

Since the hypothetical Closing Price of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to its hypothetical Coupon Barrier Price, but less than its hypothetical Autocall Barrier Price, you would receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Notes would not be automatically called. The Contingent Coupon Payment would be equal to $23.50 per Note, which is the product of $1,000 × 9.40% per annum × (90/360).

Example 2. The Closing Price of the Lowest Performing Reference Asset on the relevant Valuation Date is less than its Coupon Barrier Price. As a result, investors do not receive a Contingent Coupon Payment on the applicable quarterly Contingent Coupon Payment Date and the Notes are not automatically called:

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	Common Stock of Constellation Brands, Inc. (STZ)	Common Stock of American Airlines Group Inc. (AAL)	Common Stock of Johnson & Johnson (JNJ)
Hypothetical Initial Price	100.00	125.00	150.00
Hypothetical Autocall Barrier Price	100.00	125.00	150.00
Hypothetical Coupon Barrier Price	60.00	75.00	90.00
Hypothetical Closing Price	50.00	130.00	110.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the relevant Valuation Date.

In this example, STZ has the lowest hypothetical Closing Price as a percentage of its hypothetical Initial Price and is, therefore, the Lowest Performing Reference Asset on the relevant Valuation Date.

Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on the applicable quarterly Contingent Coupon Payment Date.

Since the hypothetical Closing Price of the Lowest Performing Reference Asset on the relevant Valuation Date is less than its hypothetical Coupon Barrier Price, you would not receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date. In addition, the Notes would not be automatically called, even though the hypothetical Closing Prices of certain of the better performing Reference Assets on the relevant Valuation Date are greater than or equal to their hypothetical Autocall Barrier Prices. As this example illustrates, whether you receive a Contingent Coupon Payment and whether the Notes are automatically called on a quarterly Contingent Coupon Payment Date depends solely on the Closing Price of the Lowest Performing Reference Asset on the relevant Valuation Date. The performance of the better performing Reference Assets is not relevant to your return on the Notes.

Example 3. The Closing Price of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to its Autocall Barrier Price. As a result, the Notes are automatically called on the applicable quarterly Contingent Coupon Payment Date for the Principal Amount plus a final Contingent Coupon Payment:

	Common Stock of Constellation Brands, Inc. (STZ)	Common Stock of American Airlines Group Inc. (AAL)	Common Stock of Johnson & Johnson (JNJ)
Hypothetical Initial Price	100.00	125.00	150.00
Hypothetical Autocall Barrier Price	100.00	125.00	150.00
Hypothetical Coupon Barrier Price	60.00	75.00	90.00
Hypothetical Closing Price	105.00	140.00	170.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the relevant Valuation Date.

In this example, STZ has the lowest hypothetical Closing Price as a percentage of its hypothetical Initial Price and is, therefore, the Lowest Performing Reference Asset on the relevant Valuation Date.

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Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on the applicable quarterly Contingent Coupon Payment Date.

Since the hypothetical Closing Price of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to its hypothetical Autocall Barrier Price and hypothetical Coupon Barrier Price, the Notes would be automatically called and you would receive the Principal Amount plus a final Contingent Coupon Payment on the applicable Contingent Coupon Payment Date, which is also referred to as the Call Payment Date. On the Call Payment Date, you would receive $1,023.50 per Note.

If the Notes are automatically called prior to maturity, you will not receive any further payments after the Call Payment Date.

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HYPOTHETICAL PAYMENT AT MATURITY

Set forth below are three examples of calculations of the redemption amount payable at maturity, assuming that the Notes have not been automatically called prior to maturity, reflecting the Contingent Coupon Rate of 9.40% per annum and assuming the hypothetical Initial Prices, Coupon Barrier Prices, Principal Barrier Prices and Final Prices for each of the Reference Assets indicated in the examples. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its Initial Price. As a result, the redemption amount is equal to the Principal Amount of your Notes at maturity and you receive a final Contingent Coupon Payment:

	Common Stock of Constellation Brands, Inc. (STZ)	Common Stock of American Airlines Group Inc. (AAL)	Common Stock of Johnson & Johnson (JNJ)
Hypothetical Initial Price	100.00	125.00	150.00
Hypothetical Coupon Barrier Price	60.00	75.00	90.00
Hypothetical Principal Barrier Price	60.00	75.00	90.00
Hypothetical Closing (Final) Price	105.00	140.00	170.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the Final Valuation Date.

In this example, STZ has the lowest hypothetical Closing Price as a percentage of its hypothetical Initial Price and is, therefore, the Lowest Performing Reference Asset on the Final Valuation Date.

Step 2: Determine the redemption amount based on the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date.

Since the hypothetical Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its hypothetical Principal Barrier Price, the redemption amount would equal the Principal Amount. Although the hypothetical Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is significantly greater than its hypothetical Initial Price in this scenario, the redemption amount will not exceed the Principal Amount. In addition to any Contingent Coupon Payments received during the term of the Notes, on the Maturity Date you would receive $1,000.00 per Note plus a final Contingent Coupon Payment of $23.50 per Note (since the hypothetical Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its hypothetical Coupon Barrier Price).

Example 2. The Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Initial Price but greater than its Principal Barrier Price. As a result, the redemption amount is equal to the Principal Amount of your Notes at maturity and you receive a final Contingent Coupon Payment:

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	Common Stock of Constellation Brands, Inc. (STZ)	Common Stock of American Airlines Group Inc. (AAL)	Common Stock of Johnson & Johnson (JNJ)
Hypothetical Initial Price	100.00	125.00	150.00
Hypothetical Coupon Barrier Price	60.00	75.00	90.00
Hypothetical Principal Barrier Price	60.00	75.00	90.00
Hypothetical Closing (Final) Price	95.00	110.00	110.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the Final Valuation Date.

In this example, JNJ has the lowest hypothetical Closing Price as a percentage of its hypothetical Initial Price and is, therefore, the Lowest Performing Reference Asset on the Final Valuation Date.

Step 2: Determine the redemption amount based on the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date.

Since the hypothetical Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its hypothetical Initial Price but greater than its hypothetical Principal Barrier Price, you would be repaid the Principal Amount of your Notes at maturity. In addition to any Contingent Coupon Payments received during the term of the securities, on the Maturity Date you would receive $1,000.00 per Note plus a final Contingent Coupon Payment of $23.50 per Note (since the hypothetical Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its hypothetical Coupon Barrier Price).

Example 3. The Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Price. As a result, the redemption amount is the Physical Delivery Amount in shares of the Lowest Performing Reference Asset or the cash value of those shares, the value of which could be substantially less than the Principal Amount of your Notes, and you do not receive a final Contingent Coupon Payment:

	Common Stock of Constellation Brands, Inc. (STZ)	Common Stock of American Airlines Group Inc. (AAL)	Common Stock of Johnson & Johnson (JNJ)
Hypothetical Initial Price	100.00	125.00	150.00
Hypothetical Coupon Barrier Price	60.00	75.00	90.00
Hypothetical Principal Barrier Price	60.00	75.00	90.00
Hypothetical Closing (Final) Price	50.00	140.00	170.00
Hypothetical Physical Delivery Amount/its cash value	10 shares/$500	--	--

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Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the Final Valuation Date.

In this example, STZ has the lowest hypothetical Closing Price as a percentage of its hypothetical Initial Price and is, therefore, the Lowest Performing Reference Asset on the Final Valuation Date.

Step 2: Determine the redemption amount based on the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date.

Since the hypothetical Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its hypothetical Principal Barrier Price, you would receive a Physical Delivery Amount of 10 shares of STZ, calculated as follows:

Principal Amount/Initial Price of the Lowest Performing Reference Asset

=$1,000/$100

=10 shares of the Lowest Performing Reference Asset

At our election, you may receive the cash value of those shares based on the Final Price of the Lowest Performing Reference Asset, which equals $500 (10 shares x $50). In addition, on the Maturity Date, you would not receive a final Contingent Coupon Payment in addition to any Contingent Coupon Payments received during the term of the Notes because the hypothetical Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its hypothetical Coupon Barrier Price.

These examples illustrate that you will not participate in any appreciation of any of the Reference Assets, but will be fully exposed to a decrease in the Lowest Performing Reference Asset if the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Price, even if the Final Prices of the other Reference Assets have appreciated or have not declined below their respective Principal Barrier Prices.

To the extent that the Initial Price, Coupon Barrier Price, Principal Barrier Price and Final Price of each of the Reference Assets differs from the values assumed above, the results indicated above would be different.

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ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying Prospectus Supplement and “Risk Factors” beginning on page 1 of the accompanying Prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Prospectus and Prospectus Supplement.

The Notes Do Not Guarantee Any Return Of Principal; You May Suffer A Loss Of All Or A Substantial Portion Of The Principal Amount Of Your Notes.

The Notes do not guarantee any return of principal. The repayment of any principal on the Notes at maturity depends on the Final Price of the Reference Assets. The Bank will only repay you the full Principal Amount of your Notes if the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is equal to or greater than its Principal Barrier Price. If the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Price, we will pay you shares of the Lowest Performing Reference Asset or, at our election, the cash value of those shares. In that case, the Payment at Maturity is expected to be worth significantly less than the Principal Amount and you could lose all of your Principal Amount if the Final Price of the Lowest Performing Reference Asset falls to zero. Even with any Contingent Coupon Payments, the return on the Notes could be negative.

The Automatic Call Feature Limits Your Potential Return.

The appreciation potential of the Notes as of any Valuation Date is limited to your initial investment plus the applicable Contingent Coupon Payment otherwise due on such day. In addition, if the Notes are called, which may occur as early as the second Valuation Date, the amount of interest payable on the Notes will be less than the full amount of interest that would have been payable if the Notes had not been called prior to maturity. If the Notes are automatically called, you will lose the opportunity to continue to potentially accrue and be paid Contingent Coupon Payments from the relevant Call Payment Date to the scheduled Maturity Date, and the total return on the Notes could be minimal. Because of the automatic call feature, the term of your investment in the Notes may be limited to a period that is shorter than the original term of the Notes and may be as short as six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes Do Not Provide For Fixed Payments Of Interest And You May Receive No Contingent Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Notes.

On each Contingent Coupon Payment Date you will receive a Contingent Coupon Payment if, and only if, the Closing Price of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Price. If the Closing Price of the Lowest Performing Reference Asset on any Valuation Date is less than its Coupon Barrier Price, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date, and if the Closing Price of the Lowest Performing Reference Asset is less than its Coupon Barrier Price on each Valuation Date over the term of the Notes, you will not receive any Contingent Coupon Payments over the entire term of the Notes.

Your Return On The Notes Will Be Limited To The Contingent Coupon Payments Paid On The Notes, If Any.

The Payment at Maturity will not exceed the Principal Amount plus the final Contingent Coupon Payment and any positive return you receive on the Notes will be composed solely of the sum of any Contingent Coupon Payments received prior to and at maturity. Therefore, if the appreciation of the Reference Assets exceeds the sum of the Contingent Coupon Payments made to you, if any, the Notes will underperform an investment in securities linked to each of the Reference Assets providing full participation in the appreciation. Accordingly, the return on the Notes may be less than the return would be if you made an investment in securities directly linked to the positive performance of the Reference Assets.

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The Notes Are Subject To The Full Risks Of Each Reference Asset And Will Be Negatively Affected If Any Reference Asset Performs Poorly, Even If The Other Reference Assets Perform Favorably.

You are subject to the full risks of each Reference Asset. If any Reference Asset performs poorly, you will be negatively affected, even if the other Reference Assets perform favorably. The Notes are not linked to a basket composed of the Reference Assets, where the better performance of some Reference Assets could offset the poor performance of others. Instead, you are subject to the full risks of whichever Reference Asset is the Lowest Performing Reference Asset on each Valuation Date. As a result, the Notes are riskier than an alternative investment linked to only one of the Reference Assets or linked to a basket composed of each Reference Asset. You should not invest in the Notes unless you understand and are willing to accept the full downside risks of each Reference Asset.

Your Return On The Notes Will Depend Solely On The Performance Of The Reference Asset That Is The Lowest Performing Reference Asset On Each Valuation Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Reference Assets.

Your return on the Notes will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on each Valuation Date. Although it is necessary for each Reference Asset to close above its respective Coupon Barrier Price on the relevant Valuation Date in order for you to receive a quarterly Contingent Coupon Payment and to close above its respective Principal Barrier Price for you to be repaid the Principal Amount of your Notes at maturity, you will not benefit in any way from the performance of the better performing Reference Assets. The Notes may underperform an alternative investment linked to a basket composed of the Reference Assets, since in such case the performance of the better performing Reference Assets would be blended with the performance of the Lowest Performing Reference Asset, resulting in a better return than the return of the Lowest Performing Reference Asset alone.

Your Return May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank with the same maturity date or if you invested directly in one or more of the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Payments on the Notes Are Not Linked To The Price Of The Reference Assets At Any Time Other Than The Valuation Dates.

The payments on the Notes will be based on the Closing Price of each Reference Asset on the Valuation Dates (subject to adjustments as described herein, including those described under “Certain Terms of the Notes—Anti-Dilution Adjustments Relating to the Reference Assets”). Therefore, for example, if the Closing Price of a Reference Asset declined substantially as of a Valuation Date compared to its Initial Price or Coupon Barrier Price, as applicable, the Notes will not be called and the relevant Contingent Coupon Payment will not be payable. Similarly, if the Final Price of the Lowest Performing Reference Asset declined substantially as of the Final Valuation Date compared to its Principal Barrier Price, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the Closing Price of the Lowest Performing Reference Asset prior to the Final Valuation Date. Although the actual price of a Reference Asset at other times during the term of the Notes may be higher than its Closing Price on a Valuation Date, your payment on the Notes will not benefit from the Closing Price of such Reference Asset at any time other than the Valuation Dates.

If the Physical Delivery Amount is paid on the Notes, you will be subject to the price fluctuation of the Lowest Performing Reference Asset after the Final Valuation Date.

If the Final Price of the Lowest Performing Reference Asset is less than its Principal Barrier Price and we deliver to you the Physical Delivery Amount, the value of shares of the Lowest Performing Reference Asset may further decrease between the Final Valuation Date and the Maturity Date, and you will incur additional losses to the extent of such decrease.  In addition, there is no assurance that an active trading market will continue for shares of the Lowest Performing Reference Asset or that there will be liquidity in that trading market.

If The Prices Of The Reference Assets Change, The Market Value Of Your Notes May Not Change In The Same Manner.

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Your Notes may trade quite differently from the performance of the Reference Assets. Changes in the price of the Reference Assets may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased” below.

Holding The Notes Is Not The Same As Holding The Reference Assets, And You Will Have No Ownership Rights In The Reference Assets.

Holding the Notes is not the same as holding the Reference Assets. As a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of any of the Reference Assets would enjoy.

In addition, the return on your Notes will not reflect the return you would realize if you actually owned the Reference Assets because the value of the Reference Assets may be calculated by reference only to the price of the respective equities, without taking into consideration the value of any dividends or other distributions paid.

Your Notes may trade or be valued quite differently from the Reference Assets. Changes in the level of the Reference Assets may not result in comparable changes in the market value of your Notes. Even if the prices of the Reference Assets increase from their Initial Prices during the term of the Notes, the market value of the Notes prior to maturity may not increase to the same extent. It is also possible for the market value of the Notes prior to maturity to decrease while the prices of the Reference Assets increases.

We Have No Affiliation With The Issuers Of Any Of The Reference Assets.

The issuer of each Reference Asset is not an affiliate of the Bank and is not involved in any of the Bank’s offerings of Notes pursuant to this pricing supplement in any way. Consequently, we have no control of the actions of the issuers of the Reference Assets, including any corporate actions of the type that would require the Calculation Agent to adjust the payment to you. The issuers of the Reference Assets have no obligation to consider your interest as an investor in the Notes in taking any corporate actions that might affect the value of the Notes. None of the money you pay for the Notes will go to the issuers of the Reference Assets.

In addition, as we are not affiliated with the issuers of the Reference Assets, we do not assume any responsibility for the adequacy of the information about the Reference Assets or their issuers contained in this pricing supplement or any of the publicly available filings of the issuer of any Reference Asset. We are not responsible for any issuer’s public disclosure of information on itself or the applicable Reference Asset, whether contained in SEC filings or otherwise. As an investor in the Notes, you should make your own investigation into the Reference Assets.

We Will Not Hold The Reference Assets For Your Benefit.

The indenture and the terms governing your Notes do not contain any obligation on us or our affiliates to hedge nor any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the Reference Assets that we or they may acquire. There can be no assurance that any hedging transaction we or our affiliates may undertake with respect to our exposure under the Notes will be successful or will be maintained over the term of the Notes. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including the Reference Assets. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To The Reference Assets.

In the ordinary course of business, we, CIBCWM or our other affiliates may have expressed views on expected movements in the Reference Assets, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the Reference Assets may at any time have significantly different views from those of us or our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely solely on views expressed by us, CIBCWM or our other affiliates. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement and the Reference Assets’ issuers’ SEC filings. We urge you to review financial and other information filed periodically by the Reference Assets’ issuers with the SEC.

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We Cannot Assure You That The Public Information Provided On The Issuers Of The Reference Assets Is Accurate Or Complete.

All disclosures contained in this pricing supplement regarding the issuers of the Reference Assets are derived from publicly available documents and other publicly available information. We have not participated, and will not participate, in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Reference Assets in connection with the offering of the Notes. We do not make any representation that such publicly available documents or any other publicly available information regarding the issuers of the Reference Assets are accurate or complete, and are not responsible for public disclosure of information by the issuers of the Reference Assets, whether contained in filings with the SEC or otherwise. Furthermore, we cannot give any assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the public filings of the issuers of the Reference Assets or the value of the Reference Assets (and therefore the Closing Price of the Reference Assets on a Valuation Date, the Final Prices and whether there will be an automatic call), will have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclosure material future events concerning the issuers of the Reference Assets could affect whether there will be an automatic call, the amount you will receive at maturity (assuming no automatic call) and, therefore, the trading price of the Notes. Any prospective investor of the Notes should undertake an independent investigation of the issuers of the Reference Assets as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

The Historical Performance Of The Reference Assets Should Not Be Taken As An Indication Of Their Future Performance.

The prices of the Reference Assets will determine the amount to be paid on the Notes at maturity and whether the Notes will be called prior to maturity. The historical performance of the Reference Assets does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the prices of the Reference Assets will rise or fall during the term of the Notes. The prices of the Reference Assets will be influenced by complex and interrelated political, economic, financial and other factors.

Certain Business And Trading Activities May Create Conflicts With Your Interests And Could Potentially Adversely Affect The Value Of The Notes.

We or one or more of our affiliates may engage in trading and other business activities that are not for your account or on your behalf (such as holding or selling of the Notes for our proprietary account or effecting secondary market transactions in the Notes for other customers). These activities may present a conflict between your interest in the Notes and the interests we or one or more of our affiliates may have in our or their proprietary accounts. We and our affiliates may engage in any such activities without regard to the Notes or the effect that such activities may directly or indirectly have on the value of the Notes.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty. In connection with such activities, our economic interests and the economic interests of affiliates of ours may be adverse to your interests as an investor in the Notes. Any of these activities may affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. For additional information regarding our hedging activities, please see “Use of Proceeds and Hedging” in this pricing supplement.

In addition, the Bank will serve as Calculation Agent for the Notes and will have sole discretion in calculating the amounts payable in respect of the Notes. Exercising discretion in this manner could adversely affect the value of the Notes.

The Calculation Agent Can Postpone The Determination Of A Closing Price Or The Final Price If A Market Disruption Event Occurs.

The determination of a Closing Price or the Final Price may be postponed if the Calculation Agent determines that a Market Disruption Event has occurred or is continuing on any Valuation Date with respect to one or more Reference Assets. If such a postponement occurs, then the applicable Valuation Date will be postponed for each Reference

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Asset to the first succeeding day that is a Trading Day for each Reference Asset and on which a Market Disruption Event has not occurred and is not continuing for any Reference Asset. In no event, however, will any Valuation Date be postponed by more than seven Trading Days. As a result, if a Market Disruption Event occurs or is continuing on the Final Valuation Date, the Maturity Date for the Notes could also be postponed, although not by more than seven Trading Days. No interest will accrue as a result of a delayed payment.

If the determination of the Closing Price of the Reference Assets for any Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day for one or more Reference Assets, that day will nevertheless be the date on which the Closing Price of the Reference Assets will be determined by the Calculation Agent. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Price for each affected Reference Assets that would have prevailed in the absence of the Market Disruption Event in respect of such Reference Asset. See “Certain Terms of the Notes—Market Disruption Events” in this pricing supplement. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Certain Terms of the Notes—Appointment of Independent Calculation Experts” in this pricing supplement.

There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your Payment at Maturity on the Notes. We will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting one or more Reference Assets has occurred, and make certain adjustments with respect to the Reference Assets if certain events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.

Since this determination by the Calculation Agent will affect the Payment at Maturity on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Certain Terms of the Notes—Appointment of Independent Calculation Experts” in this pricing supplement.

No Assurance That The Investment View Implicit In The Notes Will Be Successful.

It is impossible to predict with certainty whether and the extent to which the prices of the Reference Assets will rise or fall. There can be no assurance that the Closing Price of each Reference Asset on any Valuation Date will be greater than its Coupon Barrier Price or Principal Barrier Price. The Closing Price of a Reference Asset may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Assets. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Assets in particular, and the risk of losing some or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Assets will result in your receiving an amount greater than or equal to the Principal Amount of your Notes. Certain periods of historical performance of the Reference Assets would have resulted in you receiving less than the Principal Amount of your Notes if you had owned notes with terms similar to these Notes in the past. See “Information Regarding The Reference Assets” in this pricing supplement for further information regarding the historical performance of the Reference Assets.

The Notes Are Not Ordinary Debt Securities.

The Notes have certain investment characteristics that differ from traditional fixed income securities. Specifically, the performance of the Notes will not track the same price movements as traditional interest rate products. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank. A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the above terms of the offering. The Issuer does not make any recommendation as to whether the Notes are a suitable investment for any person.

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Your Investment Is Subject To The Credit Risk Of The Bank.

The Notes are senior unsecured debt obligations of the Bank and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying Prospectus and Prospectus Supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the return of the Principal Amount at maturity or on a Call Payment Date, as applicable, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus.

The Indenture does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any securities. We and our affiliates will not pledge or otherwise hold any security for the benefit of holders of the Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any securities we hold as a hedge to the Notes will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the prices of the Reference Assets over the full term of the Note, (ii) volatility of the prices of the Reference Assets and the market’s perception of future volatility of the prices of the Reference Assets, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity. In particular, the price of the Notes may be impacted by the fact that the Notes may be automatically called prior to maturity. Additionally, the interest rates of the Notes reflect not only our credit spread generally but also the automatic call feature of the Notes and thus may not reflect the rate at which a note without an automatic call feature might be issued and sold.

Depending on the actual or anticipated level of interest rates, the market value of the Notes may decrease and you may receive up to 100% less than the original issue price if you sell your Notes prior to maturity.

The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which CIBCWM or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by CIBCWM as a result of dealer discounts, mark-ups or other transaction costs.

The Bank’s Initial Estimated Value Of The Notes Is Lower Than The Original Issue Price (Price To Public) Of The Notes.

The Bank’s initial estimated value is only an estimate using several factors. The original issue price of the Notes exceeds the Bank’s initial estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Initial Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates.

The Bank’s initial estimated value of the Notes is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the Notes were set. This estimated value was based on market

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conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, including the prices of the Reference Assets, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Initial Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of the Bank’s initial estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes had an adverse effect on the economic terms of the Notes and the initial estimated value of the Notes on the Trade Date and could have an adverse effect on any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

Hedging Activities By The Bank May Negatively Impact Investors In The Notes And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Notes.

The Bank or one or more of our affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Assets. The Bank or one or more of our affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Assets, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Final Valuation Date.

Any of these hedging activities may adversely affect the price of the Reference Assets and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank or our affiliates or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank or our affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

The Notes Will Not Be Listed On Any Securities Exchange Or Any Inter-Dealer Quotation System; There May Be No Secondary Market For The Notes; Potential Illiquidity Of The Secondary Market; Holding Of The Notes By CIBCWM Or Our Other Affiliates And Future Sales.

The Notes are most suitable for purchasing and holding to maturity. The Notes will be new securities for which there is no trading market. The Notes will not be listed on any organized securities exchange or any inter-dealer quotation system. We cannot assure you as to whether there will be a trading or secondary market for the Notes or, if there were to be such a trading or secondary market, that it would be liquid.

Under ordinary market conditions, CIBCWM or any of its affiliates may (but are not obligated to) make a secondary market for the Notes and may cease doing so at any time. Because we do not expect other broker-dealers to participate in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which CIBCWM or any of its affiliates are willing to transact. If none of CIBCWM or any of its affiliates makes a market for the Notes, there will not be a secondary market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any secondary market for the Notes. If a secondary market in the Notes is not developed or maintained, you may not be able to sell your Notes easily or at prices that will provide you with a yield comparable to that of similar securities that have a liquid secondary market.

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In addition, the Principal Amount of the Notes being offered may not be purchased by investors in the initial offering, and CIBCWM or one or more of our other affiliates may agree to purchase any unsold portion. CIBCWM or such affiliate or affiliates intend to hold the Notes, which may affect the supply of the Notes available in any secondary market trading and therefore may adversely affect the price of the Notes in any secondary market trading. If a substantial portion of any Notes held by CIBCWM or our other affiliates were to be offered for sale following this offering, the market price of such Notes could fall, especially if secondary market trading in such Notes is limited or illiquid.

The Notes Are Not Insured By Any Third Parties.

The Notes will be solely our obligations. Neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency or instrumentality of the United States, Canada or any other jurisdiction.

The Tax Treatment Of The Notes Is Uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain U.S. Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Consequences” in this pricing supplement.

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INFORMATION REGARDING THE REFERENCE ASSETS

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Reference Asset is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), the issuer of each Reference Asset (each, an “Underlying Company”) is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This document relates only to the Notes and does not relate to any securities of the Underlying Companies. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Companies’ publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the Notes. None of us or any of our affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Reference Assets, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value of the Reference Assets and therefore could affect your return on the Notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus, prospectus supplement or product supplement. The selection of the Reference Assets is not a recommendation to buy or sell shares of the Reference Assets.

Constellation Brands, Inc.

Constellation Brands, Inc. (“Constellation”) produces and markets alcoholic beverages in North America, Europe, and Australia, and New Zealand. The company has a portfolio of brands across the wine, imported beer, and distilled spirits categories. Constellation conducts its business through wholly owned subsidiaries as well as through a variety of joint ventures with various other entities. Information filed by Constellation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08495, or its CIK Code: 0000016918. Constellation’s website is https:// www.cbrands.com. Constellation’s common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “STZ.”

Historical Information

The following graph sets forth daily Closing Prices of the common stock of Constellation for the period from January 1, 2013 to September 20, 2018. The Closing Price of the common stock of Constellation on September 20, 2018 was $218.57.

The following table sets forth the high and low Closing Prices, as well as end-of-period Closing Prices, of the common stock of Constellation for each quarter from January 1, 2013 through June 30, 2018 and for the period from July1, 2018 through September 20, 2018.

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		High ($)	Low ($)	Last($)
2013	First Quarter	47.64	30.91	47.64
	Second Quarter	54.36	47.30	52.12
	Third Quarter	59.67	50.00	57.40
	Fourth Quarter	71.28	57.89	70.38
2014	First Quarter	84.97	68.61	84.97
	Second Quarter	88.55	77.97	88.13
	Third Quarter	91.15	83.19	87.16
	Fourth Quarter	100.09	82.08	98.17
2015	First Quarter	118.25	97.50	116.21
	Second Quarter	121.75	115.08	116.02
	Third Quarter	131.16	115.54	125.21
	Fourth Quarter	144.67	127.70	142.44
2016	First Quarter	154.36	134.95	151.09
	Second Quarter	165.40	151.11	165.40
	Third Quarter	167.66	161.31	166.49
	Fourth Quarter	171.24	145.34	153.31
2017	First Quarter	164.61	146.75	162.07
	Second Quarter	193.73	161.40	193.73
	Third Quarter	204.62	191.73	199.45
	Fourth Quarter	228.57	199.08	228.57
2018	First Quarter	230.34	208.73	227.92
	Second Quarter	234.22	215.92	218.87
	Third Quarter (through September 20, 2018)	221.81	200.49	218.57

American Airlines Group Inc.

American Airlines Group Inc. (“American Airlines”) operates an airline that provides scheduled passenger, freight, and mail service throughout North America, the Caribbean, Latin America, Europe, and the Pacific. The company also provides connecting service throughout the United States, Canada, and the Caribbean. Information filed by American Airlines with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08400, or its CIK Code: 0000006201. American Airlines’ website is http:// www.aa.com. American Airlines’ common stock is listed on the Nasdaq Global Select Market under the symbol “AAL.”

Historical Information

The following graph sets forth daily Closing Prices of the common stock of American Airlines for the period from December 9, 2013, the date when this Reference Asset began trading, to September 20, 2018. The Closing Price of the common stock of American Airlines on September 20, 2018 was $41.89.

The following table sets forth the high and low Closing Prices, as well as end-of-period Closing Prices, of the common stock of American Airlines for each quarter from December 9, 2013 through June 30, 2018 and for the period from July 1, 2018 through September 20, 2018.

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		High ($)	Low ($)	Last($)
2013	Fourth Quarter (from December 9, 2013)	26.61	24.60	25.25
2014	First Quarter	39.02	25.36	36.60
	Second Quarter	44.55	33.37	42.96
	Third Quarter	43.86	35.03	35.48
	Fourth Quarter	53.63	28.58	53.63
2015	First Quarter	55.76	46.53	52.78
	Second Quarter	52.71	39.48	39.94
	Third Quarter	43.99	37.50	38.83
	Fourth Quarter	46.50	38.13	42.35
2016	First Quarter	43.47	35.55	41.01
	Second Quarter	41.34	25.27	28.31
	Third Quarter	39.35	28.35	36.61
	Fourth Quarter	49.64	37.38	46.69
2017	First Quarter	49.59	40.35	42.30
	Second Quarter	51.43	40.90	50.32
	Third Quarter	54.22	42.92	47.49
	Fourth Quarter	53.03	45.74	52.03
2018	First Quarter	58.47	48.36	51.96
	Second Quarter	52.14	37.96	37.96
	Third Quarter (through September 20, 2018)	41.89	35.96	41.89

Johnson & Johnson

Johnson & Johnson manufactures health care products and provides related services for the consumer, pharmaceutical, and medical devices and diagnostics markets. The company sells products such as skin and hair care products, acetaminophen products, pharmaceuticals, diagnostic equipment, and surgical equipment in countries located around the world. Information filed by Johnson & Johnson with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03215, or its CIK Code: 0000200406. Johnson & Johnson’s website is http:// www.jnj.com. Johnson & Johnson’s common stock is listed on the NYSE under the symbol “JNJ.”

Historical Information

The following graph sets forth daily Closing Prices of the common stock of Johnson & Johnson for the period from January 1, 2013 to September 20, 2018. The Closing Price of the common stock of Johnson & Johnson on September 20, 2018 was $141.98.

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The following table sets forth the high and low Closing Prices, as well as end-of-period Closing Prices, of the common stock of Johnson & Johnson for each quarter from January 1, 2013 through June 30, 2018 and for the period from July 1, 2018 through September 20, 2018.

		High ($)	Low ($)	Last($)
2013	First Quarter	81.53	70.74	81.53
	Second Quarter	88.59	81.11	85.86
	Third Quarter	94.39	86.17	86.69
	Fourth Quarter	95.63	85.61	91.59
2014	First Quarter	98.23	86.62	98.23
	Second Quarter	105.76	96.54	104.62
	Third Quarter	108.64	99.82	106.59
	Fourth Quarter	109.07	96.78	104.57
2015	First Quarter	106.39	98.32	100.60
	Second Quarter	103.96	97.46	97.46
	Third Quarter	101.11	90.73	93.35
	Fourth Quarter	105.25	93.17	102.72
2016	First Quarter	109.14	95.75	108.20
	Second Quarter	121.30	108.59	121.30
	Third Quarter	125.40	117.27	118.13
	Fourth Quarter	120.31	110.99	115.21
2017	First Quarter	128.96	111.76	124.55
	Second Quarter	136.43	121.37	132.29
	Third Quarter	136.57	129.47	130.01
	Fourth Quarter	143.62	131.22	139.72
2018	First Quarter	148.14	125.10	128.15
	Second Quarter	131.76	119.40	121.34
	Third Quarter (through September 20, 2018)	141.98	121.58	141.98

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USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying Prospectus Supplement and the Prospectus and to hedge market risks of the Bank associated with its obligation to pay the amount due on the Notes.

We may hedge our obligations under the Notes by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the prices of the Reference Assets, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we could receive substantial returns from these hedging activities while the value of the Notes declines.

We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity. The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Additional Risk Factors—The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices” and “Additional Risk Factors —Certain Business And Trading Activities May Create Conflicts With Your Interests And Could Potentially Adversely Affect The Value Of The Notes” in this pricing supplement.

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THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes was determined when the terms of the Notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risk Factors—The Bank’s Estimated Value Of The Notes Is Lower Than The Original Issue Price (Price To Public) Of The Notes” in this pricing supplement.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion in the section called “Material Tax Consequences—United States Taxation” in the accompanying Prospectus, and is subject to the limitations and exceptions set forth therein. Capitalized terms used in this section without definition shall have the respective meanings given such terms in the accompanying Prospectus. This discussion is only applicable to you if you are a U.S. Holder. If you are not a U.S. Holder, please consult your own tax advisor.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the Notes. This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. This discussion also does not purport to be a complete analysis of all tax considerations relating to the Notes. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

We will not attempt to ascertain whether the Reference Assets (or components thereof) would be treated as a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.

U.S. Holders

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. We will report any Contingent Coupon Payment that is paid by us (including on the Maturity Date or upon an exercised call on a Call Payment Date) as includible in your income as ordinary income, taxable to you in accordance with your regular method of accounting for U.S. federal income tax purposes. If, however, you use the accrual method of accounting and keep applicable financial statements, you may be required to recognize income on the Notes before their maturity.

Additionally, you should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time (excluding the amount attributable to any Contingent Coupon Payment which is treated as ordinary income) and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for Notes of a U.S. holder who acquires the Notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the Notes. If the Notes are held by the same U.S. holder until maturity, that holder’s holding period will generally include the Maturity Date.

Alternative Treatments. As noted above, there is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.

For example, the Notes may be properly treated as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Reference Assets written by you and purchased by us (the “Put Option”). The balance of this disclosure assumes this latter treatment is proper and will be respected for U.S. federal income tax purposes.

If the Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of the Notes is treated as issued for the Principal Amount of the Notes (if you are an initial purchaser) and that interest payments on the Notes are treated in part as payments of interest and in part as payments for the Put Option. Under this characterization, a percentage of each Contingent Coupon Payment would be treated as an interest payment for U.S. federal income tax purposes and a percentage of each Contingent Coupon Payment would be treated as payment for the Put Option for U.S. federal income tax purposes. The percentage treated as an interest payment for U.S. federal income tax purposes generally would equal our customary market borrowing rate

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for this type of instrument without taking into account the Reference Assets and associated terms, the remaining percentage of the Contingent Coupon Payment would be in consideration of the Put Option.

If you receive the cash payment of the full Principal Amount of your Notes upon the call or maturity, such payment is likely treated as (i) payment in full of the Principal Amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of the Notes) and (ii) the lapse of the Put Option which likely results in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described in the preceding paragraph. If you receive a cash payment upon the maturity of your Notes (excluding cash received as interest) of less than the full Principal Amount of your Notes, such payment would likely be treated as (i) payment in full of the Principal Amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your Notes) and (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the Principal Amount of your Notes over the amount that you received upon the maturity of the Notes (excluding cash received as interest) in order to settle the Put Option. If the amount paid to you for the Put Option and deferred as described in the preceding paragraph is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference.

Upon the sale of Notes, you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted U.S. federal income tax basis in the Debt Portion (which would generally be equal to the Principal Amount of the Notes if you are an initial purchaser of the Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be long-term capital gain or loss if your holding period is greater than one year. The amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Debt Portion on the date of the sale of the Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of Notes, you would be required to allocate your purchase price for Notes between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion is at a discount from, or is in excess of, the Principal Amount of your Notes, you may be subject to the market discount or amortizable bond premium rules. The rules regarding market discount and bond premium are complex and therefore you are urged to consult your tax advisors regarding these rules. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the Notes that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option. If, however, the portion of your purchase price allocated to the Debt Portion as described above is in excess of your purchase price for the Notes, you would likely be treated for tax purposes as having received a payment for the Put Option (which will be deferred as described in the fourth preceding paragraph) in an amount equal to such excess.

Another possible alternative treatment is that a Note could be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of a Note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Note. You would recognize gain or loss upon the sale, call or maturity of the Note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in the Note. In general, your adjusted basis in the Note would be equal to the amount you paid for the Note, increased by the amount of interest you previously accrued (but remains unpaid) with respect to the Note. Any gain you recognize upon the sale, call or maturity of the Note would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to the Note, and thereafter would be capital loss.

If a Note is treated as a contingent payment debt instrument and you purchase a Note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Note, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules but rather would be subject to special rules set forth in treasury regulations governing contingent payment debt instruments.

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Accordingly, if you purchase a Note in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury have been considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above.

We do not believe that the “constructive ownership transaction” rules of Section 1260 of the Code apply to this offering.

You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

Additional Information for U.S. Holders. For the treatment regarding other aspects of interest payments and backup withholding and information reporting considerations please see the discussion under “Material Income Tax Consequences—United States Taxation” in the accompanying Prospectus.

PRS-37

CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the Regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that none of the Reference Assets, or any other stock substituted for a Reference Asset as described above under “Anti-Dilution Adjustments Relating to the Reference Assets – Substitution”, will at any relevant time be “taxable Canadian property”, as defined in the Canadian Tax Act of a Non-Resident Holder.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.  This summary does not discuss any tax considerations which may be applicable to the acquisition, holding or disposition of any Reference Asset (or any stock substituted therefor) acquired by a Non-Resident Holder on payment of the Physical Delivery Amount at Maturity, if applicable.  Non-Resident Holders should consult their own tax advisors in this regard.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of Contingent Coupon Amounts or any other amount paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-38

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from the Bank for distribution to other affiliated or unaffiliated dealers.

Notes sold by CIBCWM to the public will initially be offered at the price to public set forth on the cover page of this pricing supplement. CIBCWM intends to purchase each of the Notes from the Bank at a purchase price equal to the price to public net of a commission of 3.00% of the Principal Amount of such Notes. Any Notes sold by CIBCWM to securities dealers may be sold at an agreed discount to the price to public. The price to public for Notes purchased by certain fee-based advisory accounts may vary between 97.00% and 100.00% of the face amount of the Notes. Any sale of a Note to a fee-based advisory account at a price to public below 100.00% of the face amount will reduce the agent’s commission specified on the cover page of this pricing supplement with respect to such Note. If all of the offered Notes are not sold at the price to public, CIBCWM may change the offering price and the other selling terms. In addition to offers and sales at the price to public, CIBCWM may offer the Notes from time to time for sale in one or more transactions at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

We will deliver the Notes against payment therefor in New York, New York on September 27, 2018, which is the fifth scheduled business day following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

The Bank owns, directly or indirectly, all of the outstanding equity securities of CIBCWM.  In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

The Bank may use this pricing supplement in the initial sale of the Notes.  In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying Prospectus Supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.

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VALIDITY OF THE NOTES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated February 27, 2017, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the indenture and issued and sold as contemplated by the Prospectus Supplement and the Prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated February 27, 2017, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

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